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                                                                   Exhibit (h.7)



                 FIFTH AMENDMENT TO FINANCIAL GUARANTY AGREEMENT

      FIFTH AMENDMENT, dated as of January 14, 2002 (the "Amendment"), to the Financial Guaranty Agreement, dated as of August 16,1999, as amended as of December 17, 1999, August 3, 2000, December 20, 2000 and July 2, 2001 (the "Agreement"), among MBIA INSURANCE CORPORATION (the "Insurer"), AELTUS INVESTMENT MANAGEMENT, INC. ("Aeltus") and AETNA SERIES FUND, INC. (the "Fund").

                                   WITNESSETH:

      WHEREAS, Aeltus and the Fund have requested, and, upon this Amendment becoming effective, the Insurer has agreed, that certain provisions of the Agreement be amended in the manner provided for in this Amendment.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Defined terms. All capitalized terms defined in the Agreement and used herein shall have the meanings given to them therein.

      2. Amendments to Section 1.1. Section 1.1 of the Agreement is hereby amended by (a) deleting therefrom the definitions of the following defined terms in their respective entireties and substituting in lieu thereof the following new definitions:

            "'Asset Allocation Threshold' shall mean, with respect to any PPF, on any Valuation Date, an amount equal to the Asset Allocation Test Percentage on such Valuation Date of the sum of (i) the Present Value of the Aggregate Guarantee Amount with respect to such PPF plus (ii) the Present Value of Covered Expenses with respect to such PPF on such Valuation Date; provided however, that if the Total Net Assets with respect to such PPF on such Valuation Date is less than or equal to the sum of (i) the Present Value of the Aggregate Guarantee Amount with respect to such PPF plus (ii) the Present Value of Covered Expenses with respect to such PPF, the Asset Allocation Threshold shall be an amount equal to 100% of the sum of (i) the Present Value of Covered Expenses with respect to such PPF on such Valuation Date.

            `Covered Expense Ratio' shall mean, with respect to any PPF, on any Valuation Date, the higher of (a) the expense ratio utilized by Aeltus in its proprietary asset allocation computer model and (b) the Lower Covered Expense Ratio with respect to such PPF; provided, however, that (i) if the percentage of the Total Net Assets of such PPF on such date allocable to Index Equities and Index Futures according to the Asset Allocation Test would be greater than 20% and less than 30% using the Lower Covered Expense Ratio in calculating the Present Value of Covered Expenses with respect to such PPF on such Valuation Date, the Covered Expense Ratio will equal the Interpolated Covered Expense Ration with respect to such PPF on such Valuation Date or (ii) if the percentage of the Total Net Assets of such PPF on such date allocable to Index Equities and Index
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      Futures according to the Asset Allocation Test would be 20% or less using the Lower Covered Expense Ratio in calculating the Present Value of Covered Expenses with respect to such PPF on such Valuation Date, the Covered Expense Ratio will equal the Higher Covered Expense Ratio with respect to such PPF; and provided, further that the Covered Expense Ratio with respect to any PPF having an Aggregate Guarantee Amount on the Inception Date with respect to such PPF of less than $25,000,000 will equal the Higher Covered Expense Ration with respect to such PPF on any Valuation Date."

and (b) adding the following new defined terms thereto in alphabetical order:

            "'Asset Allocation Test Percentage' shall mean, with respect to any PPF, on any Valuation Date, the greater of (a) 98% and (b) an amount equal to 1.2 minus the product of (a) 0.2 and (b) the quotient of the Total Net Assets with respect to such PPF on such Valuation Date divided by the sum of (i) the Present Value of the Aggregate Guarantee Amount with respect to such PPF plus (ii) the Present Value of Covered Expenses with respect to such PPF on such Valuation Date.

            `Covered Expense Differential' shall mean, with respect to any PPF, an amount equal to the Higher Covered Expense Ratio with respect to such PPF minus the Lower Covered Expense Ratio with respect to such PPF.

            `Equity Percentage' shall mean, with respect to any PPF, on any Valuation Date, the quotient of the sum of the aggregate Market Value of the Index Equities and the aggregate Market Value of the Index Futures held by such PPF on such Valuation Date divided by the Total Net Assets of such PPF on such Valuation Date.

            `Interpolated Covered Expense Ratio' shall mean, with respect to any PPF, on any Valuation Date, an amount equal to the Higher Covered Expense Ratio with respect to such PPF plus the product of (a) two times the Covered Expense Differential with respect to such PPF minus (b) the product of (x) the Equity Percentage with respect to such PPF on such Valuation Date and (y) the quotient of the Covered Expense Differential with respect to such PPF divided by 10%."

      3. Conditions of Effectiveness. This Amendment shall become effective on the date on which the Insurer, Aeltus and the Fund shall have executed and delivered this Amendment.

      4. No other Amendment; Confirmation. Except as expressly amended, modifies and supplemented by this Amendment or by any prior amendment, the provisions of the Agreement are and shall remain in full force and effect.
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      5.    Governing Law.  This Amendment and the rights and obligation of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York

      6. Counterparts. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the undersigned have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              MBIA INSURANCE CORPORATION


                              /s/ Louis G. Lenzi
                              -----------------------------------------
                              By:    Louis G. Lenzi
                              Title:   Managing Director



                              AELTUS INVESTMENT MANAGEMENT, INC.


                              /s/ Mary Ann Fernandez
                              -----------------------------------------
                              By:    Mary Ann Fernandez
                              Title:   Senior Vice President



                              AETNA SERIES FUND, INC.


                              /s/ Michael Gioffre
                              -----------------------------------------
                              By:    Michael Gioffre
                              Title:   Secretary